UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2013

Reynolds American Inc.

(Exact name of registrant as specified in its charter)

1-32258

(Commission File Number)

North Carolina	20-0546644
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

401 North Main Street, Winston-Salem, NC 27101	336-741-2000
(Address of principal executive offices) (Zip Code)	(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On December 17, 2012, R. J. Reynolds Tobacco Company, an indirect subsidiary of Reynolds American Inc. (“R. J. Reynolds”), and certain other participating manufacturers, (R. J. Reynolds and such other participating manufacturers, collectively the “PMs”) entered into a term sheet (the “Term Sheet”) with 17 states, the District of Columbia and Puerto Rico to settle certain claims related to the Master Settlement Agreement (“MSA”) non-participating manufacturer adjustment, an adjustment that reduces the annual payment obligations of R. J. Reynolds and other PMs in the MSA (“NPM Adjustment”). The settlement resolves claims related to payment years from 2003 through 2012 and puts in place a new method to determine future adjustments from 2013 forward as to states that join the agreement. The Term Sheet was not binding on the parties at the time it was entered into.

Based on the jurisdictions bound by the Term Sheet, R. J. Reynolds will receive credits, currently estimated to be more than $1 billion, with respect to its NPM Adjustment claims for the period from 2003 through 2012. These credits will be applied against R. J. Reynolds’ payments under the MSA over the next five years, commencing with the MSA payment due in April, 2013.

The agreement includes a mechanism allowing additional states to join under certain conditions. If additional states join the settlement, the amount R. J. Reynolds and the other PMs will recover under the settlement will increase.

On March 13, 2013, R. J. Reynolds issued a press release announcing that, on March 12, 2013, the Arbitration Panel hearing the R. J. Reynolds claim related to its 2003 MSA payment issued an order (the “Order”) authorizing the implementation of the Term Sheet. As a result of the Order, the Term Sheet is now binding on all signatories.

The current arbitration related to the 2003 NPM Adjustment will proceed to conclusion as to states that have elected not to join the settlement. Decisions as to these states are expected from the Arbitration Panel in 2013. Several states who are not signatories to the Term Sheet have stated that they may seek relief in state court to prevent the settlement evidenced by the Term Sheet from proceeding. There can be no assurance as to the outcome of those proceedings if initiated.

A copy of the R. J. Reynolds press release referred to above is attached as Exhibit 99.1 hereto and is incorporated by reference in its entirety into this Item 1.01. The description above is qualified in its entirety by the Term Sheet attached hereto as Exhibit 10.1 and incorporated in its entirety to this Item 1.01.

ITEM 8.01 Other Events.

As described above, on March 12, 2013, the Arbitration Panel hearing the R. J. Reynolds claim related to its 2003 MSA payment issued the Order authorizing the implementation of the Term Sheet. A copy of the Order is attached as Exhibit 99.2 hereto. The information furnished in Exhibit 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Exhibit

10.1	Term Sheet agreed to by R. J. Reynolds Tobacco Company, an indirect subsidiary of Reynolds American Inc., certain other Participating Manufacturers, 17 states, the District of Columbia and Puerto Rico

99.1	Press Release, issued by R. J. Reynolds Tobacco Company, an indirect subsidiary of Reynolds American Inc. on March 13, 2013

99.2	Arbitration Panel’s Entry of Stipulated Partial Settlement and Award, dated March 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REYNOLDS AMERICAN INC.

Date: March 18, 2013	By:	/s/ McDara P. Folan, III
		Name:	McDara P. Folan, III
		Title:	Senior Vice President, Deputy General Counsel and Secretary

INDEX TO EXHIBITS

Number	Exhibit

10.1	Term Sheet agreed to by R. J. Reynolds Tobacco Company, an indirect subsidiary of Reynolds American Inc., certain other Participating Manufacturers, 17 states, the District of Columbia and Puerto Rico

99.1	Press Release, issued by R. J. Reynolds Tobacco Company, an indirect subsidiary of Reynolds American Inc. on March 13, 2013

99.2	Arbitration Panel’s Entry of Stipulated Partial Settlement and Award, dated March 12, 2013